Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Hologic, Inc. on Form S-3 of our report dated March 1, 2007 (May 18, 2007 as to the effects of the restatement discussed in Note 15), relating to the consolidated financial statements of Cytyc Corporation appearing in the Current Report on Form 8-K/A of Hologic, Inc. filed on November 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE AND TOUCHE LLP

Boston, Massachusetts

November 30, 2007